EXHIBIT 2.2

BY-LAWS OF DING688 INC.

A New York Corporation

Adopted as of November 7, 2025

ARTICLE I - OFFICES

Section 1. Principal Office.
The principal office of Ding688 Inc. (the "Corporation") shall be be located at such place as determined by the Sole Director from time to time.

Section 2. Registered Office.
The Corporation shall maintain a registered office in the State of New York as required by applicable law.

ARTICLE II - SHAREHOLDERS

Section 1. Shareholders.
The Corporation shall have one or more shareholders as determined from time to time. The shareholder(s) shall have all rights and responsibilities provided under the New York Business Corporation Law, the Corporation's Certificate of Incorporation, and these By-Laws.

Section 2. Voting Rights.
Each shareholder shall be entitled to vote according to the number of shares owned and the rights provided under the Corporation's Certificate of Incorporation.

ARTICLE III - DIRECTORS

Section 1. Sole Director.
The business and affairs of the Corporation shall be managed by the Sole Director in accordance with the New York Business Corporation Law and these By-Laws.

The Sole Director of the Corporation is:

Dingshan Zhang